The Combined Guarantor Subsidiaries of
CBL & Associates Limited Partnership

The Combined Guarantor Subsidiaries of
CBL & Associates Limited Partnership
Combined Balance Sheets
(In thousands)
(Unaudited)

ASSETS	September 30, 2019	December 31, 2018
Real estate assets:
Land	$220,971	$232,813
Buildings and improvements	2,257,597	2,361,707
	2,478,568	2,594,520
Accumulated depreciation	(942,870)	(921,562)
	1,535,698	1,672,958
Developments in progress	11,758	6,582
Net investment in real estate assets	1,547,456	1,679,540
Cash and cash equivalents	9,796	5,880
Receivables:
Tenant, net of allowance for doubtful accounts of $260 in 2018	28,896	30,553
Other	1,134	1,007
Mortgage and other notes receivable	64,002	76,747
Intangible lease assets and other assets	41,419	48,133
	$1,692,703	$1,841,860

LIABILITIES AND OWNERS EQUITY
Mortgage notes payable, net	$251,773	$377,996
Accounts payable and accrued liabilities	47,063	59,241
Total liabilities	298,836	437,237
Commitments and contingencies (Note 7 and Note 11)
Owners' equity	1,393,867	1,404,623
	$1,692,703	$1,841,860

The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of CBL & Associates Limited Partnership Combined Statements of Operations (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
REVENUES:
Rental revenues	$67,495	$77,067	$206,083	$232,749
Other	1,833	1,588	5,104	4,935
Total revenues	69,328	78,655	211,187	237,684

OPERATING EXPENSES:
Property operating	(10,713)	(11,875)	(32,263)	(35,629)
Depreciation and amortization	(24,681)	(24,481)	(71,499)	(73,587)
Real estate taxes	(6,523)	(7,338)	(19,318)	(21,451)
Maintenance and repairs	(4,005)	(4,288)	(12,846)	(13,364)
Loss on impairment	—	—	(22,770)	—
Other	(12)	(5)	(639)	(40)
Total operating expenses	(45,934)	(47,987)	(159,335)	(144,071)

OTHER INCOME (EXPENSES):
Interest and other income	1,022	1,857	3,049	6,077
Interest expense	(3,400)	(6,129)	(10,797)	(18,270)
Gain on extinguishment of debt	—	—	61,796	—
Gain on sales of real estate assets	20	698	20	2,406
Total other income (expenses)	(2,358)	(3,574)	54,068	(9,787)
Net income	$21,036	$27,094	$105,920	$83,826

The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of
CBL & Associates Limited Partnership
Combined Statements of Owners' Equity
(In thousands)
 (Unaudited)

Balance, January 1, 2018	$1,486,164
Net income	29,615
Contributions	50,514
Distributions	(56,447)
Balance, March 31, 2018	1,509,846
Net income	27,117
Contributions	14,677
Distributions	(52,411)
Balance, June 30, 2018	1,499,229
Net income	27,094
Contributions	14,164
Distributions	(114,838)
Balance, September 30, 2018	$1,425,649

Balance, January 1, 2019	$1,404,623
Net income	62,109
Contributions	17,363
Distributions	(41,658)
Noncash distributions	(8,835)
Balance, March 31, 2019	1,433,602
Net income	22,775
Contributions	16,558
Distributions	(54,312)
Noncash distributions	(2,620)
Balance, June 30, 2019	1,416,003
Net income	21,036
Contributions	23,971
Distributions	(67,143)
Balance, September 30, 2019	$1,393,867

The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of CBL & Associates Limited Partnership Combined Statements of Cash Flows (In thousands) (Unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$105,920	$83,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,499	73,587
Net amortization of deferred financing costs, debt premiums and discounts	186	3
Net amortization of intangible lease assets and liabilities	(1,224)	(2,539)
Gain on sales of real estate assets	(20)	(2,406)
Gain on insurance proceeds	(9)	—
Write-off of development projects	—	228
Loss on impairment	22,770	—
Gain on extinguishment of debt	(61,796)	—
Change in estimate of uncollectable rental revenues	1,262	1,154
Changes in:
Tenant and other receivables	(1,923)	395
Other assets	(1,924)	(1,830)
Accounts payable and accrued liabilities	(3,160)	(582)
Net cash provided by operating activities	131,581	151,836

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to real estate assets	(26,475)	(33,302)
Acquisitions of real estate assets	—	(3,301)
Proceeds from sales of real estate assets	22	3,453
Proceeds from insurance	653	—
Payments received on mortgage and other notes receivable	12,744	65,412
Changes in other assets	(1,263)	(1,031)
Net cash provided by (used in) investing activities	(14,319)	31,231

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on mortgage and other indebtedness	(11,138)	(43,361)
Distributions to owners	(163,113)	(223,696)
Contributions from owners	57,892	79,355
Net cash used in financing activities	(116,359)	(187,702)

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	903	(4,635)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	13,020	14,544
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$13,923	$9,909

Reconciliation from combined statements of cash flows to combined balance sheets:
Cash and cash equivalents	$9,796	$2,954
Restricted cash (1):
Restricted cash	—	3,773
Mortgage escrows	4,127	3,182
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$13,923	$9,909

SUPPLEMENTAL INFORMATION:
Cash paid for interest, net of amounts capitalized	$10,099	$15,167

(1)	Included in intangible lease assets and other assets in the combined balance sheets.
 The accompanying notes are an integral part of these combined statements.

The Combined Guarantor Subsidiaries of
CBL & Associates Limited Partnership
Notes to Unaudited Combined Financial Statements
(Dollars in thousands)
Note 1 – Organization and Basis of Presentation
CBL & Associates Properties, Inc. (“CBL”), a Delaware corporation, is a self-managed, self-administered, fully-integrated real estate investment trust (“REIT”) that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air and mixed-use centers, outlet centers, associated centers, community centers and office properties.  Its properties are located in 26 states, but are primarily in the southeastern and midwestern United States.
CBL conducts substantially all of its business through CBL & Associates Limited Partnership (the “Operating Partnership”), which is a variable interest entity ("VIE"). The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest or where it is the primary beneficiary of a VIE.
In January 2019, the Operating Partnership entered into a new $1,185,000 senior secured credit facility which replaced all of the Operating Partnership’s prior unsecured bank facilities. The secured credit facility is secured by 17 malls and 3 associated centers that are owned by 36 wholly owned subsidiaries of the Operating Partnership (collectively the “Combined Guarantor Subsidiaries”). The Combined Guarantor Subsidiaries own an additional five malls, two associated centers and four mortgage notes receivable that are not collateral for the secured credit facility. The properties that are collateral for the secured credit facility and the properties and mortgage notes receivable that are not collateral are collectively referred to as the “Guarantor Properties”. In addition to the secured credit facility, the Operating Partnership’s debt includes three separate series of senior unsecured notes (the “Notes”). Based on the terms of the Notes, to the extent that any subsidiary of the Operating Partnership executes and delivers a guarantee to another debt facility, the Operating Partnership shall also cause the subsidiary to guarantee the Operating Partnership’s obligations under the Notes on a senior basis. In January 2019, the Combined Guarantor Subsidiaries entered a guarantee agreement with the issuer of the Notes to satisfy the guaranty requirement. The guarantees related to the secured credit facility and the Notes expire upon maturity of the secured credit facility and repayment of the debt under the secured credit facility. The Combined Guarantor Subsidiaries maximum guarantee related to the secured credit facility is $1,185,000 as of September 30, 2019, and the maximum guarantee related to the Notes is $1,375,000 as of September 30, 2019.
The Combined Guarantor Subsidiaries and Guarantor Properties consisted of the following:

Combined Guarantor Subsidiaries	Guarantor Properties	Location
CW Joint Venture, LLC (1) Arbor Place Limited Partnership Multi-GP Holdings, LLC	Acadiana Mall (2) (3) Arbor Place (2) Greenbrier Mall (2) Park Plaza (2) Shoppes at St. Claire Square (2) St. Claire Square (2)	Lafayette, LA Douglasville, GA Chesapeake, VA Little Rock, AR Fairview Heights, IL Fairview Heights, IL
CBL/Westmoreland, L.P. CBL/Westmoreland I, LLC CBL/Westmoreland II, LLC CW Joint Venture, LLC Arbor Place Limited Partnership Multi-GP Holdings, LLC	Westmoreland Mall Westmoreland Crossing	Greensburg, PA Greensburg, PA
Cherryvale Mall, LLC	CherryVale Mall	Rockford, IL
Madison/East Towne, LLC Madison Joint Venture, LLC CBL/Madison I, LLC	East Towne Mall	Madison, WI
Frontier Mall Associates Limited Partnership Mortgage Holdings LLC	Frontier Mall	Cheyenne, WY
JG Winston-Salem, LLC	Hanes Mall	Winston-Salem, NC
Imperial Valley Mall II, L.P. Imperial Valley Mall GP, LLC Imperial Valley Mall, L.P. CBL/Imperial Valley, GP, LLC	Imperial Valley Mall	El Centro, CA

Combined Guarantor Subsidiaries	Guarantor Properties	Location
Kirkwood Mall Acquisition LLC Kirkwood Mall Mezz LLC CBL/Kirkwood Mall, LLC	Kirkwood Mall	Bismarck, ND
Layton Hills Mall CMBS, LLC	Layton Hills Mall and Cinema Layton Hills Plaza Layton Hills Convenience Center	Layton, UT Layton, UT Layton, UT
Mall del Norte, LLC MDN/Laredo GP, LLC	Mall del Norte and Cinema	Laredo, TX
Mayfaire Town Center, LP Mayfaire GP, LLC	Mayfaire Town Center	Wilmington, NC
Mortgage Holdings, LLC (4)	Four mortgage notes receivable (2)	Chattanooga, TN
Hixson Mall, LLC	Northgate Mall	Chattanooga, TN
Pearland Town Center Limited Partnership Pearl Ground, LLC Pearland Town Center GP, LLC	Pearland Town Center - Retail Pearland Town Center - Office	Pearland, TX
POM-College Station, LLC	Post Oak Mall	College Station, TX
CBL RM-Waco, LLC CBL/Richland G.P., LLC	Richland Mall	Waco, TX
CBL SM - Brownsville, LLC CBL/Sunrise GP, LLC	Sunrise Mall	Brownsville, TX
Turtle Creek Limited Partnership Mortgage Holdings, LLC	Turtle Creek Mall	Hattiesburg, MS
Madison/West Towne, LLC Madison Joint Venture, LLC CBL/Madison I, LLC	West Towne Mall	Madison, WI
Madison Joint Venture, LLC (5) CBL/Madison I, LLC	West Town Crossing (2)	Madison, WI

(1)	CW Joint Venture, LLC is a Guarantor Subsidiary because it is an entity in the ownership chain of Westmoreland Mall and Westmoreland Crossing, as noted below.

(2)	Property/asset is not collateral on the secured credit facility.

(3)
In January 2019, the Combined Guarantor Subsidiaries transferred title to the mall to the mortgage holder in satisfaction of the non-recourse debt secured by the property. See Note 6 for additional information.

(4)	Mortgage Holdings, LLC is a Guarantor Subsidiary because it is an entity in the ownership chain of Turtle Creek Mall, as noted below.

(5)	Madison Joint Venture, LLC is a Guarantor Subsidiary because it is an entity in the ownership chain of East Towne Mall and West Towne Mall, as noted below.
Each of the Combined Guarantor Subsidiaries meet the criteria in Rule 3-10(f) of SEC Regulation S-X to provide condensed consolidating financial information as additional disclosure in the notes to the Operating Partnership’s condensed consolidated financial statements because each Combined Guarantor Subsidiary is 100% owned by the Operating Partnership, the guaranty issued by each Combined Guarantor Subsidiary is full and unconditional and the guaranty issued by each Combined Guarantor Subsidiary is joint and several. However, the Operating Partnership has elected to provide these combined financial statements and accompanying notes for the Combined Guarantor Subsidiaries in lieu of including the condensed consolidating financial information in the notes to its condensed consolidated financial statements. These combined financial statements and notes are presented as an exhibit to the Operating Partnership's quarterly report on Form 10-Q for ease of reference.
The accompanying combined financial statements are unaudited. The results for the interim period ended September 30, 2019 are not necessarily indicative of the results to be obtained for the full fiscal year.

Note 2 – Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements represent the combined financial statements of the Combined Guarantor Subsidiaries on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All intercompany transactions have been eliminated. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

Accounting Guidance Adopted

Description	Date Adopted & Application Method	Financial Statement Effect and Other Information
ASU 2016-02, Leases, and related subsequent amendments	January 1, 2019 - Modified Retrospective (elected optional transition method to apply at adoption date and record cumulative-effect adjustment as of January 1, 2019)
The objective of the leasing guidance is to increase transparency and comparability by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. Putting nearly all leases on the balance sheet is the biggest change for lessees, as lessees will now be required to recognize a right-of-use (“ROU”) asset and corresponding lease liability for assets with terms greater than 12 months. Under the FASB model, lessees will classify a lease as either a finance lease or an operating lease, while a lessor will classify a lease as either a sales-type, direct financing, or operating lease. A lessee should classify a lease based on whether the arrangement is effectively a purchase of the underlying asset. Leases that transfer control of the underlying asset to a lessee are classified as finance leases for lessees and sales-type leases for lessors, whereas leases where the lessee obtains control of only the use of the underlying asset, but not the underlying asset itself, will be classified as operating leases for both lessees and lessors. A lease may meet the lessee finance lease criteria even when control of the underlying asset is not transferred to the lessee, and in these cases the lease would be classified as an operating lease for the lessee and a direct finance lease by the lessor. The guidance to be applied by lessors is substantially similar to existing GAAP. In order to align lessor accounting with the principles in the revenue recognition guidance in ASC 606, a lessor is precluded from recognizing selling profit or sales revenue at lease commencement for a lease that does not transfer control of the underlying asset to the lessee. As a lessee, the guidance impacted the Combined Guarantor Subsidiaries' combined financial statements through the recognition of right-of-use ("ROU") assets and corresponding lease liabilities for operating leases as of January 1, 2019. As a lessor, the guidance impacted the Combined Guarantor Subsidiaries' combined financial statements in regard to the narrowed definition of initial direct costs that can be capitalized, the change in the presentation of rental revenues as one line item and the change in reporting uncollectable operating lease receivables as a reduction of rental revenues instead of property operating expense. The adoption did not result in a cumulative catch-up adjustment to opening equity. See Note 4 for further details.

Accounting Guidance Not Yet Effective

Description	Expected Adoption Date & Application Method	Financial Statement Effect and Other Information

ASU 2016-13, Measurement of Credit Losses on Financial Instruments	January 1, 2020 - Modified Retrospective
The guidance replaces the current incurred loss impairment model, which reflects credit events, with a current expected credit loss model, which recognizes an allowance for credit losses based on an entity's estimate of contractual cash flows not expected to be collected.
The Combined Guarantor Subsidiaries have determined that the guarantees, mortgage and other notes receivable and receivables within the scope of ASC 606 fall under the scope of this standard. After evaluating the impact that this update will have on the combined financial statements and related disclosures, the Combined Guarantor Subsidiaries do not believe it will have material impact upon adoption.

ASU 2018-13, Fair Value Measurement	January 1, 2020 - Prospective
The guidance eliminates, adds and modifies certain disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and 2 of the fair value hierarchy, but public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements.
The Combined Guarantor Subsidiaries do not expect the adoption of this guidance will have a material impact on the combined financial statements or disclosures.

ASU 2018-15, Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract	January 1, 2020 - Prospective
The guidance addresses diversity in practice in accounting for the costs of implementation activities in a cloud computing arrangement that is a service contract. Under the guidance, the Combined Guarantor Subsidiaries are to follow Subtopic 350-40 on internal-use software to determine which implementation costs to capitalize and which to expense.
The guidance also requires an entity to expense capitalized implementation costs over the term of the hosting arrangement and include that expense in the same line item as the fees associated with the service element of the arrangement.
The Combined Guarantor Subsidiaries do not expect the adoption of this guidance will have a material impact on the combined financial statements or disclosures.

Real Estate Assets
The Combined Guarantor Subsidiaries capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.
All acquired real estate assets have been accounted for using the acquisition method of accounting and accordingly, the results of operations are included in the combined statements of operations from the respective dates of acquisition. The Combined Guarantor Subsidiaries allocate the purchase price to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements, and (ii) identifiable intangible assets and liabilities, generally consisting of above-market leases, in-place leases and tenant relationships, which are included in intangible lease assets and other assets, and below-market leases, which are included in accounts payable and accrued liabilities. The Combined Guarantor Subsidiaries use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt is recorded at its fair value based on estimated market interest rates at the date of acquisition. The Combined Guarantor Subsidiaries expect future acquisitions will be accounted for as acquisitions of assets in which related transaction costs will be capitalized.
Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are generally amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to rental revenues, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.
The Combined Guarantor Subsidiaries' intangibles and their balance sheet classifications as of September 30, 2019 and December 31, 2018, are summarized as follows:

	September 30, 2019		December 31, 2018
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Intangible lease assets and other assets:
Above-market leases	$11,522	$(10,813)	$12,307	$(11,198)
In-place leases	42,905	(36,724)	46,229	(37,381)
Tenant relationships	26,068	(4,492)	27,866	(4,880)
Accounts payable and accrued liabilities:
Below-market leases	27,831	(22,729)	28,942	(21,805)

These intangibles are related to specific tenant leases.  Should a termination occur earlier than the date indicated in the lease, the related unamortized intangible assets or liabilities, if any, related to the lease are recorded as expense or income, as applicable. The total net amortization expense of the above intangibles was $505 and $391 for the three months ended September 30, 2019 and 2018, respectively, and $1,796 and $1,653 for the nine months ended September 30, 2019 and 2018, respectively. The estimated total net amortization expense for the three remaining months of 2019 and the following five succeeding years is $517 for the remainder of 2019, $1,603 in 2020, $1,212 in 2021, $991 in 2022, $680 in 2023 and $614 in 2024.
Total interest expense capitalized was $157 and $155 for the three months ended September 30, 2019 and 2018, respectively, and $353 and $553 for the nine months ended September 30, 2019 and 2018, respectively.
Carrying Value of Long-Lived Assets
The Combined Guarantor Subsidiaries monitor events or changes in circumstances that could indicate the carrying value of a long-lived asset may not be recoverable.  When indicators of potential impairment are present that suggest that the carrying amounts of a long-lived asset may not be recoverable, the Combined Guarantor Subsidiaries assess the recoverability of the asset by determining whether the asset’s carrying value will be recovered through the estimated undiscounted future cash flows expected from the Combined Guarantor Subsidiaries' probability weighted use of the asset and its eventual disposition. In the event that such undiscounted future cash flows do not exceed the carrying value, the Combined Guarantor Subsidiaries adjust the carrying value of the long-lived asset to its estimated fair value and recognize an impairment loss.  The estimated fair value is calculated based on the following information, in order of preference, depending upon availability:  (Level 1) recently quoted market prices, (Level 2) market prices for comparable properties, or (Level 3) the present value of future cash flows, including estimated salvage value.  Certain of the Combined Guarantor Subsidiaries' long-lived assets may be carried at more than an amount that could be realized in a current disposition transaction.  Projections of expected future operating cash flows require that the Combined Guarantor Subsidiaries estimate future market rental income amounts subsequent to expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. As these assumptions are subject to economic and market uncertainties, they are difficult to predict and are subject to future events that may alter the assumptions used or management’s estimates of future possible outcomes. Therefore, the future cash flows estimated in the Combined Guarantor Subsidiaries' impairment analyses may not be achieved. See Note 5 for information related to the impairment of long-lived assets for 2019 and 2018.
Cash and Cash Equivalents
The Combined Guarantor Subsidiaries consider all highly liquid investments with original maturities of three months or less as cash equivalents.
Restricted Cash
Restricted cash of $4,127 and $7,139 was included in intangible lease assets and other assets at September 30, 2019 and December 31, 2018, respectively.  Restricted cash consists primarily of cash held in escrow accounts for insurance, real estate taxes, capital expenditures and tenant allowances as required by the terms of certain mortgage notes payable.
Deferred Financing Costs
Net deferred financing costs related to the Combined Guarantor Subsidiaries' indebtedness of $174 and $361 were included in mortgage notes payable at September 30, 2019 and December 31, 2018, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized on a straight-line basis to interest expense over the terms of the related indebtedness. Amortization expense related to deferred financing costs was $62 for each of the three months ended September 30, 2019 and 2018, respectively, and $186 and $201 for the nine months ended September 30, 2019 and 2018, respectively. Accumulated amortization of deferred financing costs was $1,278 and $1,092 as of September 30, 2019 and December 31, 2018, respectively.
Gain on Sales of Real Estate Assets
Gains on the sale of real estate assets, like all non-lease related revenue, are subject to a five-step model requiring that the Combined Guarantor Subsidiaries identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue upon satisfaction of the performance obligations. In circumstances where the Combined Guarantor Subsidiaries contract to sell a property with material post-sale involvement, such involvement must be accounted for as a separate performance obligation in the contract and a portion of the sales price allocated to each performance obligation. When the post-sale involvement performance obligation is satisfied, the portion of the sales price allocated to it will be recognized as gain on sale of real estate assets. Property dispositions with no continuing involvement will continue to be recognized upon closing of the sale.
Income Taxes
No provision has been made for federal and state income taxes since these taxes are the responsibility of the owners. As of September 30, 2019, tax years that generally remain subject to examination by the Combined Guarantor Subsidiaries' major tax jurisdictions include 2018, 2017, 2016 and 2015.
 Concentration of Credit Risk
The Combined Guarantor Subsidiaries tenants include national, regional and local retailers. Financial instruments that subject the Combined Guarantor Subsidiaries to concentrations of credit risk consist primarily of tenant receivables. The Combined Guarantor Subsidiaries generally do not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants. The Combined Guarantor Subsidiaries derive a substantial portion of rental income from various national and regional retail companies; however, no single tenant collectively accounted for more than 10.0% of the Combined Guarantor Subsidiaries' total combined revenues for the three and nine months ended September 30, 2019.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Note 3 – Revenues
Contract Balances
A summary of the Combined Guarantor Subsidiaries' contract liability activity during the nine months ended September 30, 2019 is presented below:

Contract Liability
Balance as of December 31, 2018	$79
Completed performance obligation	—
Contract obligation	—

Balance as of March 31, 2019	79
Completed performance obligation	—
Contract obligation	—
Balance as of June 30, 2019	79
Completed performance obligation	—
Contract obligation	—
Balance as of September 30, 2019	$79

The Combined Guarantor Subsidiaries have the following contract balances as of September 30, 2019:

		As of September 30, 2019	Expected Settlement Period
Description	Financial Statement Line Item		2019 (1)	2020	2021	2022
Contract liability (2)	Other rents	79	(19)	(20)	(20)	(20)

(1)	Reflects fiscal period October 1, 2019 through December 31, 2019.

(2)	Relates to a contract in which the Combined Guarantor Subsidiaries received advance payments in the initial year of the multi-year contract.
Revenues
The following table presents the Combined Guarantor Subsidiaries' revenues disaggregated by revenue source:

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Rental revenues (1)	$67,495	$77,067	$206,083	$232,749
Revenues from contracts with customers (ASC 606):
Operating expense reimbursements (2)	1,217	910	3,061	3,044
Marketing revenues (3)	562	559	1,548	1,476
	1,779	1,469	4,609	4,520

Other revenues	54	119	495	415
Total revenues (4)	$69,328	$78,655	$211,187	$237,684

(1)
Revenues from leases that commenced subsequent to December 31, 2018 are accounted for in accordance with ASC 842, Leases, whereas all leases existing prior to that date are accounted for in accordance with ASC 840, Leases. See Note 4.

(2)
Includes $1,232 in the Malls segment and $(15) in the All Other segment for the three months ended September 30, 2019, and includes $903 in the Malls segment and $7 in the All Other segment for the three months ended September 30, 2018. Includes $3,072 in the Malls segment and $(11) in the All Other segment for the nine months ended September 30, 2019, and includes $3,020 in the Malls segment and $24 in the All Other segment for the nine months ended September 30, 2018.

(3)	Marketing revenues solely relate to the Malls segment for all periods presented. See description below.

(4)	Sales taxes are excluded from revenues.
See Note 10 for information on the Combined Guarantor Subsidiaries' segments.
Revenue from Contracts with Customers
Operating expense reimbursements
Under operating and other agreements with third parties that own anchor or outparcel buildings at the Combined Guarantor Subsidiaries' properties and pay no rent, the Combined Guarantor Subsidiaries receive reimbursements for certain operating expenses such as ring road and parking lot maintenance, landscaping and other fees. These arrangements are primarily either set at a fixed rate with rate increases typically every five years or are on a variable (pro rata) basis, typically as a percentage of costs allocated based on square footage or sales. The majority of these contracts have an initial term and one or more extension options, which cumulatively approximate 50 or more years as historically the initial term and any extension options are reasonably certain of being executed by the third party. The standalone selling price of each performance obligation is determined based on the terms of the contract, which typically assign a price to each performance obligation that directly relates to the value the customer receives for the services being provided. Revenue is recognized as services are transferred to the customer. Variable consideration is based on historical experience and is generally recognized over time using the cost-to-cost method of measurement because it most accurately depicts the Combined Guarantor Subsidiaries' performance in satisfying the performance obligation. The cumulative catch-up method is used to recognize any adjustments in variable consideration estimates. Under this method, any adjustment is recognized in the period it is identified.
Marketing revenues
The Combined Guarantor Subsidiaries earn marketing revenues from advertising and sponsorship agreements. These fees may be for tangible items in which the Combined Guarantor Subsidiaries provide advertising services and create signs and other promotional materials for the tenant or may be arrangements in which the customer sponsors a play area or event and receives specified brand recognition and other benefits over a set period of time. Revenue related to advertising services is recognized as goods and services are provided to the customer. Sponsorship revenue is recognized on a straight-line basis over the time period specified in the contract.
Performance obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. If the contract does not specify the revenue by performance obligation, the Combined Guarantor Subsidiaries allocate the transaction price to each performance obligation based on its relative standalone selling price. Such prices are generally determined using prices charged to customers or using the Combined Guarantor Subsidiaries' expected cost plus margin. Revenue is recognized as the Combined Guarantor Subsidiaries' performance obligations are satisfied over time, as services are provided, or at a point in time, such as leasing a space to earn a commission. Open performance obligations are those in which the Combined Guarantor Subsidiaries have not fully or have partially provided the applicable good or services to the customer as specified in the contract. If consideration is received in advance of the Combined Guarantor Subsidiaries' performance, including amounts which are refundable, recognition of revenue is deferred until the performance obligation is satisfied or amounts are no longer refundable.
Practical Expedients
The Combined Guarantor Subsidiaries do not disclose the value of open performance obligations for (1) contracts with an original expected duration of one year or less and (2) contracts for which the Combined Guarantor Subsidiaries recognize revenue at the amount to which they have the right to invoice, which primarily relate to services performed for certain operating expense reimbursements, as described above. Performance obligations related to fixed operating expense reimbursements for certain noncancellable contracts are disclosed below.
Outstanding Performance Obligations
The Combined Guarantor Subsidiaries have outstanding performance obligations related to certain noncancellable contracts with customers for which they will receive fixed operating expense reimbursements for providing certain maintenance and other services as described above. As of September 30, 2019, the Combined Guarantor Subsidiaries expect to recognize these amounts as revenue over the following periods:

Performance obligation	Less than 5 years	5-20 years	Over 20 years	Total
Fixed operating expense reimbursements	$12,849	$23,819	$33,465	$70,133

The Combined Guarantor Subsidiaries evaluate performance obligations each period and make adjustments to reflect any known additions or cancellations. Performance obligations related to variable consideration, which is based on sales, are constrained.

Note 4 – Leases
Adoption of ASU 2016-02, and all related subsequent amendments
The Combined Guarantor Subsidiaries adopted ASC 842 (which includes ASU 2016-02 and all related subsequent amendments) on January 1, 2019 and applied the guidance to leases that commenced on or after January 1, 2019. Historical amounts for prior periods were not adjusted and will continue to be reported using the guidance in ASC 840, Leases.
To determine whether a contract contained a lease, the Combined Guarantor Subsidiaries evaluated contracts and verified that there was an identified asset and that the Combined Guarantor Subsidiaries, or the tenant, have the right to obtain substantially all the economic benefits from the use of the asset throughout the contract term. If a contract was determined to contain a lease and the Combined Guarantor Subsidiaries are the lessee, the lease was evaluated to determine whether it was an operating or financing lease. If a contract was determined to contain a lease and the Combined Guarantor Subsidiaries are the lessor, the lease was evaluated to determine whether it was an operating, direct financing or sales-type lease. After determining that the contract contained a lease, the Combined Guarantor Subsidiaries identified the lease component and any nonlease components associated with that lease component, and through the Combined Guarantor Subsidiaries' election to combine lease and nonlease components for all asset classes, combined the components into a single lease component within each applicable lease.
The discount rate to be used for each lease was determined by assessing the Company’s debt information, assessing the credit rating of the Company and the Company’s debt, estimating a synthetic “secured” credit rating for the Company and estimating an appropriate incremental borrowing rate. Rental expense for lease payments related to operating leases is recognized on a straight-line basis over the lease term.
See Note 2 for additional information about these accounting standards.
Lessor
Rental Revenues
The majority of the Combined Guarantor Subsidiaries' revenues are earned through the lease of space at their properties. All of the Combined Guarantor Subsidiaries' leases with tenants for the use of space at our properties are classified as operating leases. Rental revenues include minimum rent, percentage rent, other rents and reimbursements from tenants for real estate taxes, insurance, common area maintenance ("CAM") and other operating expenses as provided in the lease agreements. The option to extend or terminate our leases is specific to each underlying tenant lease agreement. Typically, the Combined Guarantor Subsidiaries' leases contain penalties for early termination. The Combined Guarantor Subsidiaries do not have any leases that convey the right for the lessee to purchase the leased asset.
Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.
The Combined Guarantor Subsidiaries receive reimbursements from tenants for real estate taxes, insurance, CAM and other recoverable operating expenses as provided in the lease agreements. Any tenant reimbursements that require fixed payments are recognized on a straight-line basis over the initial terms of the related leases, whereas any variable payments are recognized when earned in accordance with the tenant lease agreements. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years.
Additionally, ASU 2018-19 clarifies that operating lease receivables are within the scope of ASC 842. Therefore, in conjunction with the Combined Guarantor Subsidiaries adoption of ASC 842 on January 1, 2019, the Combined Guarantor Subsidiaries began recognizing changes in the collectability assessment of their operating lease receivables as a reduction of rental revenues, rather than as a property operating expense. As a result, the Combined Guarantor Subsidiaries recognized $94 and $1,262 of uncollectable operating lease receivables as a reduction of rental revenues for the three months and nine months ended September 30, 2019, respectively, and recognized $388 and $1,154 of uncollectable operating lease receivables as a property operating expense for the three months and nine months ended September 30, 2018, respectively.
The components of rental revenues are as follows:

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Fixed lease payments	$56,501	$65,031	$171,564	$195,249
Variable lease payments	10,994	12,036	34,519	37,500
Total rental revenues	$67,495	$77,067	$206,083	$232,749

The undiscounted future fixed lease payments to be received under the Combined Guarantor Subsidiaries' operating leases as of September 30, 2019, are as follows:

Year Ending December 31,	Operating Leases
2019 (1)	$50,760
2020	189,456
2021	167,335
2022	137,621
2023	116,639
2024	91,074
Thereafter	222,440
Total undiscounted lease payments	$975,325

(1)	Reflects rental payments for the fiscal period October 1, 2019 through December 31, 2019.
As required by the Comparative Under ASC 840 Option, which is a transitional amendment that allows for the presentation of comparative periods in the year of adoption under ASC 840 (the former leasing guidance), the Combined Guarantor Subsidiaries' future minimum rental income from lessees under non-cancellable operating leases where the Combined Guarantor Subsidiaries are the lessor as of December 31, 2018 is also presented below:

Years Ending December 31,	Operating Leases
2019	$184,923
2020	154,944
2021	133,093
2022	107,092
2023	86,957
Thereafter	193,324
Total	$860,333

Lessee
The Combined Guarantor Subsidiaries have one ground lease where they own the buildings and improvements, but lease the underlying land. The maturity of the lease is January 1, 2073 and provides for five year renewal options. The Combined Guarantor Subsidiaries included the renewal options in the lease term for purposes of calculating the lease liability and ROU asset because they have no plans to cease operating the asset associated with this ground lease. The lease payments on the ground lease are fixed.
The Combined Guarantor Subsidiaries' ROU asset and lease liability are presented in the combined balance sheets within intangible lease assets and other assets and accounts payable and accrued liabilities, respectively. A summary of the Combined Guarantor Subsidiaries' ROU asset and lease liability activity during the nine months ended September 30, 2019 is presented below:

	ROU Asset	Lease Liability
Balance as of January 1, 2019	$493	$490
Cash reduction	(30)	(30)
Noncash increase	26	29
Balance as of September 30, 2019	$489	$489

The Combined Guarantor Subsidiaries' incurred $10 and $30 of operating lease expense for the three and nine months ended September 30, 2019, respectively.
The undiscounted future lease payments to be paid under the Combined Guarantor Subsidiaries' operating lease as of September 30, 2019, are as follows:

Year Ending December 31,	Operating Lease
2019 (1)	$10
2020	41
2021	41
2022	41
2023	41
2024	41
Thereafter	1,951
Total undiscounted lease payments	2,166
Less imputed interest	(1,677)
Lease Liability	$489

(1)	Reflects rental payments for the fiscal period October 1, 2019 through December 31, 2019.
As required by the Comparative Under ASC 840 Option, which is a transitional amendment that allows for the presentation of comparative periods in the year of adoption under ASC 840 (the former leasing guidance), the Combined Guarantor Subsidiaries' future obligations to be paid under the Combined Guarantor Subsidiaries' operating leases where the Combined Guarantor Subsidiaries are the lessee as of December 31, 2018 are also presented below:

2019	$41
2020	41
2021	41
2022	41
2023	41
Thereafter	1,990
$2,195

Practical Expedients
In regard to leases that commenced before January 1, 2019, the Combined Guarantor Subsidiaries elected to use a package of practical expedients to not reassess whether any expired or existing contracts are or contain a lease, to not reassess lease classification for any expired or existing leases, and to not reassess initial direct costs for any existing leases. The Combined Guarantor Subsidiaries also elected a practical expedient to not assess whether existing or expired land easements that were not previously accounted for as leases under ASC 840 are or contain a lease under ASC 842. Additionally, the Combined Guarantor Subsidiaries elected a practical expedient by class of underlying asset applied to all leases to elect not to separate lease and nonlease components as long as the lease and at least one nonlease component have the same timing and pattern of transfer and the lease is classified as an operating lease. The combined component is being accounted for under ASC 842. The Combined Guarantor Subsidiaries made an accounting policy election to exclude sales and other similar taxes from revenues, and instead account for them as costs of the lessee. Lastly, the Combined Guarantor Subsidiaries have elected not to apply the recognition requirements of ASC 842 to short-term leases.
See Note 2 for additional information about these accounting standards.

Note 5 – Fair Value Measurements
The Combined Guarantor Subsidiaries have categorized financial assets and financial liabilities that are recorded at fair value into a hierarchy in accordance with ASC 820, Fair Value Measurements and Disclosure, ("ASC 820") based on whether the inputs to valuation techniques are observable or unobservable.  The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:

Level 1 –	Inputs represent quoted prices in active markets for identical assets and liabilities as of the measurement date.

Level 2 –
Inputs, other than those included in Level 1, represent observable measurements for similar instruments in active markets, or identical or similar instruments in markets that are not active, and observable measurements or market data for instruments with substantially the full term of the asset or liability.

Level 3 –
Inputs represent unobservable measurements, supported by little, if any, market activity, and require considerable assumptions that are significant to the fair value of the asset or liability.  Market valuations must often be determined using discounted cash flow methodologies, pricing models or similar techniques based on the Combined Guarantor Subsidiaries' assumptions and best judgment.

The asset or liability's fair value within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Under ASC 820, fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction at the measurement date and under current market conditions. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs and consider assumptions such as inherent risk, transfer restrictions and risk of nonperformance.
Fair Value Measurements on a Recurring Basis
The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short-term nature of these financial instruments.  Based on the interest rates for similar financial instruments, the carrying value of the note receivable is a reasonable estimate of fair value.  The estimated fair value of mortgage notes payable was $246,104 and $319,222 at September 30, 2019 and December 31, 2018, respectively.  The fair value was calculated using Level 2 inputs by discounting future cash flows for mortgage notes payable using estimated market rates at which similar loans would be made currently.
Fair Value Measurements on a Nonrecurring Basis
The Combined Guarantor Subsidiaries measure the fair value of certain long-lived assets on a nonrecurring basis, through quarterly impairment testing or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Combined Guarantor Subsidiaries consider both quantitative and qualitative factors in their impairment analysis of long-lived assets. Significant quantitative factors include historical and forecasted information for each property such as net operating income ("NOI"), occupancy statistics and sales levels. Significant qualitative factors used include market conditions, age and condition of the property and tenant mix. Due to the significant unobservable estimates and assumptions used in the valuation of long-lived assets that experience impairment, the Combined Guarantor Subsidiaries classify such long-lived assets under Level 3 in the fair value hierarchy. Level 3 inputs primarily consist of sales and market data, independent valuations and discounted cash flow models.

Long-lived Assets Measured at Fair Value in 2019
The following table sets forth information regarding the Combined Guarantor Subsidiaries' assets that are measured at fair value on a nonrecurring basis and related impairment charges for the nine months ended September 30, 2019:

		Fair Value Measurements at Reporting Date Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Loss on Impairment
Long-lived assets	$56,300	$—	$—	$56,300	$22,770

During the nine months ended September 30, 2019, the Combined Guarantor Subsidiaries recognized an impairment of $22,770 related to one mall.

Impairment Date	Property	Location	Segment Classification	Loss on Impairment	Fair Value
March	Greenbrier Mall (1)	Chesapeake, VA	Malls	$22,770	$56,300

(1)
In accordance with the Combined Guarantor Subsidiaries' quarterly impairment process, the Combined Guarantor Subsidiaries wrote down the book value of the mall to its estimated fair value of $56,300. The mall has experienced a decline of NOI due to store closures and rent reductions. Additionally, one anchor was vacant as of the date of impairment. Management determined the fair value of Greenbrier Mall using a discounted cash flow methodology. The discounted cash flow used assumptions including a holding period of ten years, with a sale at the end of the holding period, a capitalization rate of 11.0% and a discount rate 11.5%.

Note 6 – Dispositions
The Combined Guarantor Subsidiaries evaluate disposals utilizing the guidance in ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Based on analysis, the Combined Guarantor Subsidiaries determined that the dispositions described below do not meet the criteria for classification as discontinued operations and are not considered to be significant disposals based on its quantitative and qualitative evaluation. Thus, the results of operations of the properties described below, as well as any related gains or losses, are included in net income for all periods presented, as applicable.
2019 Dispositions
The Combined Guarantor Subsidiaries recognized a gain on extinguishment of debt for the property listed below, which represented the amount by which the outstanding debt balance exceeded the net book value of the property as of the transfer date. See Note 7 for more information. The following is a summary of the Combined Guarantor Subsidiaries' 2019 dispositions:

Transfer Date				Balance of Non-recourse Debt	Gain on Extinguishment of Debt
	Property	Property Type	Location
January	Acadiana Mall (1)	Mall	Lafayette, LA	$119,760	$61,796

(1)
The Combined Guarantor Subsidiaries transferred title to the mall to the mortgage holder in satisfaction of the non-recourse debt secured by the property. A loss on impairment of real estate of $43,007 was recorded in 2017 to write down the book value of the mall to its then estimated fair value. The Combined Guarantor Subsidiaries also recorded $305 of aggregate non-cash default interest expense during the first quarter of 2019.

2018 Dispositions
The Combined Guarantor Subsidiaries realized a gain of $698 related to the sale of one outparcel during the three months ended September 30, 2018. The Combined Guarantor Subsidiaries realized a gain of $2,406 related to the sale of five outparcels during the nine months ended September 30, 2018.

Note 7 – Mortgage Notes Payable, Net
Mortgage notes payable, net, consisted of the following:

	Interest Rate (1)	Maturity Date	September 30, 2019	December 31, 2018
Property
Acadiana Mall (2)	5.67%	Apr-17	$—	$119,760
Greenbrier Mall	5.41%	Dec-19	65,401	68,101
Park Plaza Mall	5.28%	Apr-21	79,090	81,287
Arbor Place Mall	5.10%	May-22	107,456	109,209
Total mortgage notes payable	5.23%		251,947	378,357
Unamortized deferred financing costs			(174)	(361)
Total mortgage notes payable, net			$251,773	$377,996

(1)	Weighted-average interest rate includes the effect of debt premiums and discounts, but excludes amortization of deferred financing costs.

(2)	See Note 6 related to the retirement of this loan.
2018 Loan Repayments
In January 2018, the Combined Guarantor Subsidiaries repaid the outstanding balance of $37,295 on the fixed-rate loan secured by Kirkwood Mall with cash contributed by the Operating Partnership. The loan had a maturity date of April 2018 and bore interest at 5.75%.
Scheduled Principal Payments
As of September 30, 2019, the scheduled principal amortization and balloon payments of the Combined Guarantor Subsidiaries' mortgage notes payable, excluding extensions available at the Combined Guarantor Subsidiaries' option, are as follows:

2019 (1)	$66,757
2020	5,574
2021	77,843
2022	101,773
251,947
Unamortized deferred financing costs	(174)
Total mortgage notes payable, net	$251,773

(1)	Reflects payments for the fiscal period October 1, 2019 through December 31, 2019.
Of the $66,757 of scheduled principal payments in 2019, $65,401 relates to the principal balance of Greenbrier Mall and $1,356 relates to scheduled principal amortization.
The Combined Guarantor Subsidiaries' mortgage notes payable had a weighted-average maturity of 1.6 years as of September 30, 2019 and 1.1 years as of December 31, 2018.

Note 8 – Mortgage and Other Notes Receivable
Each of the mortgage notes receivable is collateralized by a first mortgage. Other notes receivable include amounts due from a government sponsored district for reimbursable costs pursuant to an agreement with the district. The Combined Guarantor Subsidiaries review the mortgage and other notes receivable to determine if the balances are realizable based on factors affecting the collectability of those balances. Mortgage and other notes receivable consist of the following:

		As of September 30, 2019		As of December 31, 2018
	Maturity Date	Interest Rate	Balance	Interest Rate	Balance
Mortgages:
The Promenade (1)	Dec 2019	5.00%	$47,513	5.00%	$47,514
Hamilton Corner	Feb 2020	5.67%	14,295	5.67%	14,295
Forum at Grandview (1) (3)	Sep 2023	5.25%	—	5.25%	12,400
Village Square (2)	Sept 2019	5.00%	964	4.00%	1,308
			62,772		75,517
Other Notes Receivable:
Community improvement district	Aug 2028	7.50%	1,230	7.50%	1,230
			1,230		1,230

			$64,002		$76,747

(1)
The mortgaged property is owned by an entity that is controlled by the Operating Partnership and included in the Operating Partnership's condensed consolidated financial statements. The mortgage note receivable is interest only.

(2)	The note was retired subsequent to September 30, 2019. See Note 13 for additional information.

(3)	This property was sold in July 2019.
Note 9 – Related Party Transactions
The Combined Guarantor Subsidiaries are party to management agreements with CBL & Associates Management, Inc. (“CBL Management”), which is controlled by the Operating Partnership, to manage the Guarantor Properties. The agreements provide that the Guarantor Properties pay management fees equal to a percentage of gross revenues as defined by the respective management agreements. The management fee percentage ranges from 2.5% to 3.5% based on the agreements. Within property operating expenses, management fee expense was $1,397 and $1,459 for the three months ended September 30, 2019 and 2018, respectively, and $4,411 and $4,464 for the nine months ended September 30, 2019 and 2018, respectively.
Amounts payable to CBL Management for management fees were $313 and $176 as of September 30, 2019 and December 31, 2018.
Note 10 – Segment Information
The Combined Guarantor Subsidiaries measure performance and allocate resources according to property type, which is determined based on certain criteria such as type of tenants, capital requirements, economic risks, leasing terms, and short and long-term returns on capital. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments.

Information on the Combined Guarantor Subsidiaries' segments is presented as follows:

Three Months Ended September 30, 2019	Malls	All Other (1)	Total
Revenues	$66,708	$2,620	$69,328
Property operating expenses (2)	(20,785)	(456)	(21,241)
Interest expense	(3,400)	—	(3,400)
Other expense	(10)	(2)	(12)
Gain on sales of real estate assets	20	—	20
Segment profit	$42,533	$2,162	44,695
Depreciation and amortization expense			(24,681)
Interest and other income			1,022
Net income			$21,036
Capital expenditures (3)	$10,692	$404	$11,096

Three Months Ended September 30, 2018	Malls	All Other (1)	Total
Revenues	$76,009	$2,646	$78,655
Property operating expenses (2)	(22,841)	(660)	(23,501)
Interest expense	(6,129)	—	(6,129)
Other expense	(5)	—	(5)
Gain on sales of real estate assets	698	—	698
Segment profit	$47,732	$1,986	49,718
Depreciation and amortization expense			(24,481)
Interest and other income			1,857
Net income			$27,094
Capital expenditures (3)	$10,391	$3	$10,394

Nine Months Ended September 30, 2019	Malls	All Other (1)	Total
Revenues	$203,511	$7,676	$211,187
Property operating expenses (2)	(62,794)	(1,633)	(64,427)
Interest expense	(10,797)	—	(10,797)
Other expense	(637)	(2)	(639)
Gain on sales of real estate assets	20	—	20
Segment profit	$129,303	$6,041	135,344
Depreciation and amortization expense			(71,499)
Interest and other income			3,049
Gain on extinguishment of debt			61,796
Loss on impairment			(22,770)
Net income			$105,920
Capital expenditures (3)	$29,221	$427	$29,648

Nine Months Ended September 30, 2018	Malls	All Other (1)	Total
Revenues	$229,576	$8,108	$237,684
Property operating expenses (2)	(68,513)	(1,931)	(70,444)
Interest expense	(18,270)	—	(18,270)
Other expense	(40)	—	(40)
Gain on sales of real estate assets	2,406	—	2,406
Segment profit	$145,159	$6,177	151,336
Depreciation and amortization expense			(73,587)
Interest and other income			6,077
Net income			$83,826
Capital expenditures (3)	$30,308	$367	$30,675

Total Assets	Malls	All Other (1)	Total
September 30, 2019	$1,566,677	$126,026	$1,692,703

December 31, 2018	$1,697,211	$144,649	$1,841,860

(1)	The All Other category includes associated centers and notes receivable.

(2)	Property operating expenses include property operating, real estate taxes and maintenance and repairs.

(3)	Amounts include acquisitions of real estate assets. Developments in progress are included in the All Other category.
Note 11 – Contingencies
Litigation
On March 20, 2019, the board of directors of CBL, the parent of the Operating Partnership, approved the structure of a settlement of a class action lawsuit filed on March 16, 2016 in the United States District Court for the Middle District of Florida (the “Court”) by Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian. The CBL entities that were the defendants in the action (and which are responsible for payments under the settlement) are CBL & Associates Properties, Inc., CBL & Associates Limited Partnership, CBL & Associates Management, Inc. and JG Gulf Coast Town Center, LLC (collectively, the “CBL Defendant Entities”). In its action, plaintiff sought unspecified monetary damages as well as costs and attorneys’ fees, based on allegations that the CBL Defendant Entities overcharged tenants at bulk metered malls for electricity. Under the terms of the proposed settlement, the CBL Defendant Entities have denied all allegations of wrongdoing and have asserted that their actions have at all times been lawful and proper. No Combined Guarantor Subsidiary is a CBL Defendant Entity and no Combined Guarantor Subsidiary is responsible for payment of amounts under the above-referenced settlement. The Court granted final approval to the proposed settlement terms on August 22, 2019.
Class members include past and current tenants of certain Guarantor Properties (the “Guarantor Class Subsidiaries”) during the class period, which extended from January 1, 2011 through the date of the Court's preliminary approval of the settlement. Under the terms of the settlement, class members who are past tenants and made a claim pursuant to the Court's order will receive payment of their claims in cash. Class members who are current tenants will receive monthly credits against rents and future charges for a five-year period that will begin at the time set forth in the settlement agreement (the “credit period”). Any amounts under the settlement allocated to tenants with outstanding amounts payable to the Guarantor Class Subsidiaries, the CBL Defendant Entities or any other affiliate of those entities, including tenants which have declared bankruptcy or declare bankruptcy over the credit period, will first be deducted from the amounts owed to the Guarantor Class Subsidiaries, the CBL Defendant Entities, or any other affiliate of those entities. CBL Defendant Entities will be responsible for directly paying all cash payments that are made to past tenants who have made a claim. CBL Defendant Entities will be responsible for directly funding to the Guarantor Class Subsidiaries an amount equal to any credits that are due to and taken by current tenants of the Guarantor Class Subsidiaries during the credit period. CBL Defendant Entities intend to fund all amounts due to past and current tenants under the settlement such that the Guarantor Class Subsidiaries' cash flows and results of operations are not impacted by the settlement.
The Combined Guarantor Subsidiaries are currently involved in certain other litigation that arises in the ordinary course of business, most of which is expected to be covered by liability insurance. Management makes assumptions and estimates concerning the likelihood and amount of any potential loss relating to these matters using the latest information available. The Combined Guarantor Subsidiaries record a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, the Combined Guarantor Subsidiaries accrue the best estimate within the range. If no amount within the range is a better estimate than any other amount, the Combined Guarantor Subsidiaries accrue the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, the Combined Guarantor Subsidiaries disclose the nature of the litigation and indicate that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, the Combined Guarantor Subsidiaries disclose the nature and estimate of the possible loss of the litigation. Based on current expectations, such matters, both individually and in the aggregate, are not expected to have a material adverse effect on the liquidity, results of operations, business or financial condition of the Combined Guarantor Subsidiaries.

Environmental Contingencies
The Combined Guarantor Subsidiaries evaluate potential loss contingencies related to environmental matters using the same criteria described above related to litigation matters. Based on current information, an unfavorable outcome concerning such environmental matters, both individually and in the aggregate, is considered to be reasonably possible. However, the Combined Guarantor Subsidiaries believe the maximum potential exposure to loss would not be material to results of operations or financial condition.
The Combined Guarantor Subsidiaries have a master insurance policy that provides coverage through 2022 for certain environmental claims up to $10,000 per occurrence and up to $50,000 in the aggregate, subject to deductibles and certain exclusions. At certain locations, individual policies are in place.
Note 12 – Noncash Investing and Financing Activities
The Combined Guarantor Subsidiaries' noncash investing and financing activities were as follows:

	Nine Months Ended September 30,
	2019	2018
Additions to real estate assets accrued but not yet paid	$9,296	$6,885
Distribution of properties to owners	11,455	—
Lease liabilities arising from obtaining right-of-use assets	489	—
Transfer of real estate assets in settlement of mortgage debt obligation:
Decrease in real estate assets	(60,058)	—
Decrease in mortgage and other indebtedness	115,271	—
Decrease in operating assets and liabilities	8,246	—
Decrease in intangible lease and other assets	(1,663)	—

Note 13 – Subsequent Events
In October 2019, the Village Square note receivable was retired in the amount of $910.